REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

by and between

STS Turbo, Inc.
a Nevada corporation,

on the one hand

and

Squires Turbo Systems, Inc.
a Utah corporation

and its Shareholders,

on the other hand

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This REORGANIZATION AND STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of September 10, 2008 (the “Effective Date”), by and among STS Turbo, Inc., a Nevada corporation (“STS”), on the one hand, and Squires Turbo Systems, Inc., a Utah corporation (“Squires Turbo”) and the individuals identified on the signature page of this Agreement as the shareholders of Squires Turbo (the “Shareholders”), on the other hand.  Each of STS, Squires Turbo, and the Shareholders shall be referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding Shares of Squires Turbo, as set forth in Exhibit A attached hereto (the “Squires Turbo Shares”);

WHEREAS, the Shareholders desire to sell and STS desires to purchase all of the Squires Turbo Shares in accordance with the terms set forth herein;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SQUIRES TURBO SHARES

1.1           Sale of the Squires Turbo Shares.  At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to STS and STS shall purchase from the Shareholders, all of the Squires Turbo Shares.

1.2           Purchase Price.  As consideration for the purchase of the Squires Turbo Shares (the “Purchase Price”), STS shall issue to the Shareholders, as set forth in Exhibit A attached hereto and made a part hereof, a total of Twenty Million Four Hundred Sixty Two Thousand Five Hundred (20,462,500) shares of STS common stock (the “STS Common Shares”), and Five Hundred Thousand (500,000) shares of STS Series A Convertible Preferred Stock (the “STS Preferred Shares” and together with the STS Common Shares, the “STS Securities”), the rights, privileges, and preferences of which shall be as set forth in Exhibit F attached hereto.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF SQUIRES TURBO AND THE SHAREHOLDERS

2.1          Representations and Warranties of Squires Turbo and the Shareholders.  To induce STS to enter into this Agreement and to consummate the transactions contemplated hereby, Squires Turbo and the Shareholders, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.1.1        Authority of Squires Turbo and the Shareholders; Transfer of Squires Turbo Shares.  Squires Turbo and the Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of Squires Turbo and the Shareholders.  The Shareholders shall transfer title in and to the Squires Turbo Shares to STS free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent.

2.1.2        Corporate Existence and Authority of Squires Turbo.  Squires Turbo is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.  It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

2.1.3        Capitalization of Squires Turbo.  The authorized equity securities of Squires Turbo consist of 1,000,000 shares of common stock, no par value, of which 509,250 shares are issued and outstanding as set forth on Exhibit A.  No other shares of Squires Turbo are issued and outstanding.  All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable.  There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Squires Turbo which provide for the purchase, issuance or transfer of any shares of Squires Turbo, nor are there any outstanding securities granted or issued by Squires Turbo that are convertible into any shares of the equity securities of Squires Turbo, and none is authorized.  Squires Turbo is not obligated or committed to purchase, redeem or otherwise acquire any of its equity.  All presently exercisable voting rights in Squires Turbo are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it’s shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Squires Turbo’s equity securities.

2.1.4        Subsidiaries.  “Subsidiary” or “Subsidiaries” means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise.  “Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity.  Squires Turbo does not have any Subsidiaries.

2.1.5        Execution of Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Squires Turbo or the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Squires Turbo or the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Squires Turbo or the Shareholders or any of their respective actions.

2.1.6       Taxes.

2.1.6.1     All taxes, assessments, fees, penalties, interest and other governmental charges with respect to Squires Turbo which have become due and payable on the date hereof have been paid in full or adequately reserved against by Squires Turbo, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

2.1.6.2     There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Squires Turbo, nor are there any actions, suits, proceedings, investigations or claims now pending against Squires Turbo, nor are there any actions, suits, proceedings, investigations or claims now pending against Squires Turbo in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against Squires Turbo; and

2.1.6.3        The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against Squires Turbo.

2.1.7       Disputes and Litigation.  Except as set forth in Schedule 2.1.7, (a) there are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting Squires Turbo or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Squires Turbo or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting Squires Turbo or any of its properties, assets or businesses.  There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of Squires Turbo or any such person’s heirs, executors or administrators as against Squires Turbo.

2.1.8        Compliance with laws.  Squires Turbo has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.  Squires Turbo has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects.  All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of Squires Turbo for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval.  Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by Squires Turbo.

2.1.9        Guaranties.  Squires Turbo has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of Squires Turbo other than as set forth in Schedule 2.1.9.

2.1.10      Books and Records.  Squires Turbo keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities.  The minute books of Squires Turbo contain records of its Shareholders’ meetings and of action taken by such Shareholders.  The Shareholders’ meetings referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted.  The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.  Attached hereto as Exhibit B is (a) an income statement and a balance sheet of Squires Turbo as of and for the years ended December 31, 2006 and 2007, and as of and for the six months ended June 30, 2008.  Attached hereto as Exhibit C is a list of all contracts to which Squires Turbo is a party or obligated as of the Closing Date, and Squires Turbo hereby represents and warrants that there are no other material contracts or agreements in existence as of the Closing Date.

2.1.11      STS Securities to be Restricted Securities.  The Shareholders acknowledge that the STS Securities will be “restricted securities” (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”)), will include the customary restrictive legend, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of at least one year from the date of issuance unless registered with the United States Securities and Exchange Commission (the “SEC”) and qualified by appropriate state securities regulators, or unless the Shareholders obtain written consent from STS and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

2.1.12      Certain STS Common Shares Subject to Buyback.  The Shareholders acknowledge that the Squires Turbo Shares held by Enoch Golding and Bill Devine are subject to buyback in accordance with the terms of their respective employment agreement, and that the STS Common Shares that each will receive in exchange for their Squires Turbo Shares will remain subject to the buyback, on a pro-rata basis.

2.1.13      Leases.  Squires Turbo either owns or has valid and existing leases with all facilities where its offices are located or where any of Squires Turbo’s equipment or other assets are located.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF STS

3.1         Representations and Warranties of STS.  To induce Squires Turbo and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, STS represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1        Authority of STS.  STS has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of STS.

3.1.2        Corporate Existence and Authority of STS.  STS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3        Capitalization of STS.  The authorized equity securities of STS consists of 100,000,000 shares of common stock, par value $0.001 per share, none of which are issued and outstanding as of the date hereof, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding as of the date hereof.  As of the Closing, STS will have established a series of preferred stock consisting of 500,000 shares and known as the Series A Convertible Preferred Stock.  No other shares of capital stock of STS are issued and outstanding.  All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable.  All presently exercisable voting rights in STS are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders.  Other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of STS’s equity securities.

3.1.4        Subsidiaries.  STS does not have any subsidiaries.

3.1.5        Execution of Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which STS is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of STS; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on STS or any of its actions.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1         Closing.  The Closing (the “Closing”) shall take place remotely at the offices of The Lebrecht Group, APLC, 406 W. South Jordan Parkway, Suite 160, South Jordan, Utah 84095, no later than the close of business (Mountain Standard Time) on September 12, 2008, or at such other place, date and time as the Parties may agree in writing (the “Closing Date”).

4.2         Deliveries by STS.  At the Closing, STS shall deliver the following:

4.2.1       STS shall deliver to the Shareholders:

(a)           written confirmation of the approval of this Agreement and the herein described transactions by STS’s Board of Directors; and

(b)           the STS Securities subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever;

4.2.2       STS shall deliver to Squires Turbo:

(a)           written confirmation of the approval of this Agreement and the herein described transactions by STS’s Board of Directors; and

(b)           an officer’s certificate, executed by the President of STS, in the form attached hereto as Exhibit D;

4.3         Delivery by Squires Turbo:  At the Closing, or as otherwise set forth below, Squires Turbo shall deliver the following:

4.3.1       Squires Turbo shall deliver to STS:

(a)           an officer’s certificate, executed by the President of Squires Turbo, in the form attached hereto as Exhibit E;

(b)           written confirmation of the approval of this Agreement and the herein described transactions by Squires Turbo’s Board of Directors;

(c)           the financial statements of Squires Turbo as set forth in Section 2.1.10.

4.4         Delivery by the Shareholders:  At the Closing, the Shareholders shall deliver the following:

4.4.1       The Shareholders shall deliver to STS:

(a)           the Squires Turbo Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever.

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1         Conditions Precedent.  This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1       The obligation of STS to pay the Purchase Price and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by STS), at or prior to the Closing, of the following conditions, which Squires Turbo agrees to use its best efforts to cause to be fulfilled:

(a)           Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Squires Turbo and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and Squires Turbo shall have delivered to STS a certificate dated the Closing Date, and signed by its President to the effect set forth above in this section.

(b)           Consents.  Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c)           Litigation.  No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Squires Turbo, other than as set forth in Schedule 2.1.7.

(d)           Proceedings and Documentation.  All proceedings of Squires Turbo in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to STS and STS’s counsel, and STS and STS’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which STS is entitled and as may be reasonably requested.

(e)           Property Loss.  No portion of Squires Turbo’s assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to STS through the proceeds of applicable insurance or condemnation award.

(f)           Consents and Approvals.  All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable STS to fully operate the business of Squires Turbo as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained.  Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(g)           As of the Closing Date, the balance of all bank accounts for Squires Turbo shall be at least $100 after accounting for any outstanding debits and/or credits, and all accounts payable will have been timely paid in accordance with their terms.

5.1.2       The obligation of Squires Turbo and the Shareholders to deliver the Squires Turbo Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by Squires Turbo and the Shareholders), at or prior to the Closing, of the following conditions, which STS agrees to use its best efforts to cause to be fulfilled:

(a)           Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; STS shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b)           Proceedings and Documentation.  All corporate and other proceedings of STS in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to Squires Turbo and Squires Turbo’s counsel, and Squires Turbo and Squires Turbo’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Squires Turbo is entitled and as may be reasonably requested.

5.2         Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3         Waiver and Amendment.  Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof.  The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1         To induce STS to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Squires Turbo and the Shareholders covenant and agree as follows:

6.1.1        Notices and Approvals.  Squires Turbo and the Shareholders agree: (a) to give all notices to third parties which may be necessary or deemed desirable by STS in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by STS in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by STS in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2       Information for STS’s Statements and Applications.  Squires Turbo and the Shareholders and their employees, accountants and attorneys shall cooperate fully with STS in the preparation of any statements or applications made by STS to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish STS with all information concerning Squires Turbo and the Shareholders necessary or deemed desirable by STS for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3       Access to Information.  STS, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Squires Turbo and the Shareholders and have full access to all of the books and records of Squires Turbo during reasonable business hours.  Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2         To induce Squires Turbo and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, STS covenants and agrees as follows:

6.2.1        Access to Information.  Squires Turbo and the Shareholders, together with their appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of STS and have full access to all of the books and records of the other during reasonable business hours.  Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.3         Indemnification.

6.3.1        Indemnity of Squires Turbo and the Shareholders.  STS agrees to indemnify, defend and hold the Squires Turbo and the Shareholders harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by STS of any representation, warranty, covenant or agreement of STS contained in this Agreement or the schedules and exhibits hereto.  For purposes of Section 6.3, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Squires Turbo or the Shareholders under this Section unless and until the aggregate amount of all Losses of Squires Turbo and the Shareholders in respect thereof shall exceed $5,000.  STS’s liability under this Section shall not exceed the Purchase Price.

6.3.2        Indemnity of STS.  Squires Turbo and the Shareholders, and each of them, hereby agrees to indemnify, defend and hold STS harmless from and against any and all Losses arising out of or resulting from the breach by Squires Turbo or the Shareholders of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.10. STS shall have the right to offset any Losses incurred and actually paid pursuant to this Section 6.3.2 against any amounts due from STS to Squires Turbo or the Shareholders, however, any offset shall not act as STS’s sole remedy.  Notwithstanding the foregoing provisions of this Section, no claim for indemnification shall be made by STS under this Section unless and until the aggregate amount of all Losses of STS in respect thereof shall exceed $5,000.

6.3.3        Indemnification Procedure.

(a)           An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim.  Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim.  The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail.  The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice.  The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party.  If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim.  Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b)           The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss.  The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation.  Except for fees and expenses for which indemnification is provided pursuant to Section 6.3, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

ARTICLE 7
MISCELLANEOUS

7.1         Expenses.  Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2         Notices.  Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To STS:

STS Turbo, Inc.
165 N. 1330 West, Suite A-4
Orem, UT  84057
Facsimile No.: (801) 224-3477
Attn:  President

with a copy to:

The Lebrecht Group, APLC
406 W. South Jordan Parkway, Suite 160
South Jordan, Utah 84095
Facsimile No.: (801) 983-4958
Attn:  Brian A. Lebrecht, Esq.

To Squires Turbo or the Shareholders:

Squires Turbo Systems, Inc.
165 N. 1330 West, Suite A-4
Orem, UT  84057
Facsimile No.: (801) 224-3477
Attn:  President

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3         Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4         Survival of Representations.  All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder.  All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5         Incorporated by Reference.  All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6         Remedies Cumulative.  No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7         Execution of Additional Documents.  Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8         Finders’ and Related Fees.  Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9         Governing Law.  This Agreement has been negotiated and executed in the State of Utah and shall be construed and enforced in accordance with the laws of such state.

7.10       Forum.  Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Salt Lake County, Utah.

7.11       Attorneys’ Fees.  Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12       Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

7.13       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“STS”		“Squires Turbo”

STS Turbo, Inc.,		Squires Turbo Systems, Inc.,
a Nevada corporation		a Utah corporation

/s/ Enoch M. Golding		/s/ Enoch M. Golding
By :	Enoch M. Golding	By:	Enoch M. Golding
Its:	President	Its:	President

“Shareholders”

/s/ Richard Squires		/s/ Eric Ruff
Richard Squires, an individual		Eric Ruff, an individual

/s/ Ben Cahoon		/s/ Dave Ruff
Ben Cahoon, an individual		Dave Ruff, an individual

/s/ Dave South		/s/ Enoch M. Golding
Dave South, an individual		Enoch M. Golding, an individual

/s/ Bill Devine		/s/ Carl Belliston
Bill Devine, an individual		Carl Belliston, an individual

Schedule 2.1.7

Litigation

1.           Farrin Ostler, et al. v. Squires Turbo Systems, Inc., et al., Case No. 088200181 in the small claim division of the Justice/District Court of Utah County, Provo City.

Schedule 2.1.9

Loans Guaranteed by a Third Party on behalf of STS Turbo

Bank Name	Credit Limit	Third Party Guarantee Notes
Wells Fargo	$100,000	Guaranteed by Rick Squires
Advanta	$18,000	Credit card - applied for using Rick's info
American Express	$50,000	Credit card - applied for using Rick's info
Discover	$15,000	Credit card - applied for using Rick's info
American Express	$20,000	Enoch's personal credit card
Capitol One	$20,000	Enoch's personal credit card

Exhibit A

Squires Turbo Shareholders

Name	No. of Squires Turbo Shares to be Exchanged	No. of STS Common Shares to be Received	No. of STS Preferred Shares to be Received

Richard Squires	300,000	10,000,000	500,000

Eric Ruff	78,000	3,900,000	-0-

Ben Cahoon	26,750	1,337,500	-0-

Dave Ruff	40,000	2,000,000	-0-

Dave South	25,000	1,250,000	-0-

Enoch M. Golding (1)	25,000	1,250,000	-0-

Carl Belliston	2,000	100,000	-0-

Bill Devine (1)	12,500	625,000	-0-

Total	509,250	20,462,500	500,000

(1)           Squires Turbo Shares held by these shareholders are subject to a buyback provision as set forth in their employment agreement.  Those buyback provisions will apply, on a pro-rata basis, to the STS Common Shares received as a result of this Agreement.

A - 1

Exhibit B

Assets and Liabilities
and Financial Statements
of Squires Turbo

B - 1

Exhibit C

Contracts to which Squires Turbo
is a party or is obligated
as of the Closing Date

[insert]

C - 1

Exhibit D

STS Officer’s Certificate

OFFICERS CERTIFICATE

The undersigned hereby certifies on behalf of STS Turbo, Inc., a Nevada corporation (“STS” or the “Company”), pursuant to that certain Reorganization and Stock Purchase Agreement (the “Purchase Agreement”) dated September 10, 2008, by and among the Company, on the one hand, and Squires Turbo Systems, Inc., a Utah corporation (“Squires Turbo”) and the shareholders of Squires Turbo (collectively, the “Shareholders”), on the other hand, that they are the duly appointed President and Secretary of the Company, and further certify on behalf of the Company that:

1.           The representations and warranties of the Company set forth in the Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2.           All of the terms, covenants and conditions of the Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3.           Attached hereto as Exhibit A is a true, correct and complete copy of resolutions adopted by unanimous written consent by the Board of Directors of the Company on September 10, 2008, which resolutions have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof.  Such resolutions constitute the only resolutions adopted by the Board of Directors of the Company relating to the Purchase Agreement.

4.           The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with the Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature

Enoch M. Golding	President

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of September 12, 2008.

Enoch M. Golding, President	Donna Squires, Secretary

D - 1

Exhibit A

Unanimous Written Consent of Directors

D - 2

Exhibit E

Squires Turbo Officer’s Certificate

OFFICERS CERTIFICATE

The undersigned hereby certifies on behalf of Squires Turbo Systems, Inc., a Utah corporation (“Squires Turbo” or the “Company”), pursuant to that certain Reorganization and Stock Purchase Agreement (the “Purchase Agreement”) dated September 10, 2008, by and among the Company and its shareholders (collectively, the “Shareholders”), on the one hand, and STS Turbo, Inc., a Nevada corporation (“STS”), on the other hand, that they are the duly appointed President and Secretary of the Company, and further certify on behalf of the Company that:

1.           The representations and warranties of the Company set forth in the Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2.           All of the terms, covenants and conditions of the Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3.           Attached hereto as Exhibit A is a true, correct and complete copy of resolutions adopted by unanimous written consent by the Board of Directors of the Company on September 10, 2008, which resolutions have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof.  Such resolutions constitute the only resolutions adopted by the Board of Directors of the Company relating to the Purchase Agreement.

4.           The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with the Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature

Enoch M. Golding	President

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of September 12, 2008.

Enoch M. Golding, President	Donna Squires, Secretary

E - 1

Exhibit A

Unanimous Written Consent of Directors

E - 2

Exhibit F

Certificate of Designation
STS Series A Convertible Preferred Stock

F - 1